Exhibit 10.10

CryoCor, Inc. 11065 Sorrento Valley Court San Diego, CA 92121 858-453-2663, Fax: 858-450-3187

September 27, 2000

Russell Olson

2084 Royale Court

Eagan, MN 55122

Via Fax: 651-454-1480

Dear Russ:

I am pleased to offer you the position of Vice President, Regulatory and Quality at CryoCor, Inc. (the “Company”) with a starting date of October 16, 2000. We anticipate your efforts, and therefore salary, will initially be based on 75% of full time and will transition to 100% on November 6, 2000. This timing of your efforts can accelerate to 100% at an earlier date than November 6, 2000 should you notify me of your desire to make this change. This position will report to me. This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your initial salary will be $12,916.67 per month (or $155,000 annually), less applicable withholdings, paid in accordance with the Company’s normal payroll practices. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

You will receive, subject to the approval of the Company’s Board of Directors, an option to purchase 75,000 shares of the Company’s common stock in accordance with the CryoCor, Inc. 2000 Stock Option Plan (the “Plan”) and related option documents. The exercise price for such shares will be the fair market value on the actual date of the option grant. Such options shall be subject to a Notice of Grant of Stock Option and Stock Option Agreement, which will be provided to you under separate cover.

You will be eligible for all fringe benefits available to the Company’s full-time employees, in accordance with the appropriate benefit plans. Benefits such as group health, life and disability insurance, workers’ compensation and flexible spending accounts for health and childcare are provided through TriNet Employer Group, Inc.

September 1, 2000

(“TriNet”), an employer services organization retained by the Company to perform selected employer responsibilities on our behalf such as payroll and other human resource management services. You also will be eligible for benefits provided directly by the Company, including vacation and participation in the Company’s 401(k) plan. As part of your new employee orientation, you will receive an Employee Handbook and other information concerning the Company’s standard policies and benefits. CryoCor and/or TriNet reserve(s) the right to modify or eliminate any of the benefits, terms, plans, policies, and/or procedures described in the Employee Handbook, or as otherwise communicated to you, at any time on a prospective basis, with or without advance notice. Additionally, CryoCor may change or terminate the TriNet relationship at any time.

As CryoCor is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the means by which your work is accomplished. If you accept our offer, your employment relationship with CryoCor will be at-will, which means it may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by specific, written agreement signed by you and the Company’s President and CEO.

This offer is contingent upon the following:

1.	Satisfactory completion of drug testing (see enclosed consent and authorization form). Please note that failure to pass or take the drug test will result in a withdrawal of our offer of employment, even if you have already reported to work or if you have worked on a contract or temporary basis.

2.	Signing of CryoCor’s Employee Innovations and Proprietary Rights Assignment Agreement (a example of which is enclosed, the specific one will be delivered to you shortly, modified for your Minnesota residency); and

3.	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States).

In the event of any dispute or claim relating to or arising out of your employment relationship or the termination of your employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association in San Diego County, California. By accepting employment with the Company, you waive your right to have any such dispute tried by a court or jury.

September 1, 2000

However, you and the Company agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of a breach of the Employee Innovations and Proprietary Rights Assignment Agreement.

This letter, including the enclosed Employee Innovations and Proprietary Rights Assignment Agreement, the CryoCor, Inc. 2000 Stock Option Plan referenced above and related stock option documents, constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Company’s President and CEO.

I am looking forward to your joining the team and contributing to this exciting venture. This offer will remain open until October 2, 2000. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than 5:00 p.m. on October 2, 2000. If you have any questions or concerns, please do not hesitate to call.

Very truly yours,

/s/ Gregory M. Ayers, M.D., Ph.D, FAAC
Gregory M. Ayers, M.D., Ph.D, FAAC President and CEO CryoCor, Inc.

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I have read this offer letter in its entirety, and any attachments or incorporated agreements, and agree to the terms and conditions of employment contained herein. I understand and agree that my employment with CryoCor is at-will.

Dated September 29, 2000	/s/ Russell Olson
Russell Olson